Exhibit 15


Southwestern Public Service Company:


We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited condensed consolidated interim finanical information of Southwestern Public Service Company for the periods ended November 30, 1995 and 1994, February 29, 1996, February 28, 1995, and May 31, 1996 and 1995, as indicated in our reports dated January 12, 1996, April 12, 1996, and July 12, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quar-ters ended November 30, 1995, February 29, 1996, and May 31,
1996, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not consid-ered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP


Dallas, Texas
August 9, 1996